CPI AEROSTRUCTURES, INC. 8-K

EXHIBIT 99.1

CPI AEROSTRUCTURES REPORTS ESTIMATED RESULTS FOR THE FIRST SIX MONTHS OF 2021

First Half 2021 (Estimated) vs. First Half 2020 (Restated)

•	Revenue of $50 million to $53 million compared to $36.6 million.
•	Gross profit of $8.3 to $8.6 million compared to $2.0 million.
•	Net income of $1.5 to $1.9 million compared to net loss of $(4.7) million.
•	Earnings per diluted share of $0.13 to $0.16 compared to loss per diluted share of $(0.40).
•	Cash flow used by operations of $(2.8) to $(2.4) million compared to a use of $(0.9) million.
•	Debt as of June 30, 2021 of $32.5 million, including our $4.8 million Paycheck Protection Loan that was forgiven in 3Q21, approximately $1 million lower than December 31, 2020.
•	Total funded backlog as of June 30, 2021 of approximately $156 million compared to $205 million as of June 30, 2020.

EDGEWOOD, N.Y. – November 29, 2021 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced estimated financial results for the six-month period ended June 30, 2021. The financial statements for the periods ended March 31, 2021 and June 30, 2021 are being prepared and the Forms 10-Q for such periods will be filed as soon as practical.

Commenting on the estimated results for the first half of fiscal 2021, Douglas McCrosson, president and CEO, said, “During the first half of 2021, we sustained the momentum that began toward the end of 2020 as several newer defense programs entered the manufacturing phase and other early-stage programs ramped up production. For the first six months of 2021, we estimate revenues to be approximately 37% to 45% higher than the year ago period with gross margin tripling. Effective execution of our funded military backlog continues to drive estimated revenue growth, and we estimate revenue from military contracts will have almost doubled during the first six months of 2021 while revenue from commercial aviation declined by around 50%. This combination of higher revenue and gross margin is estimated to result in a greater than $6 million swing to bottom line profitability.”

Added Mr. McCrosson, “Due to the high rate of revenue growth during the first half of 2021, we estimate our working capital needs and net contract assets grew significantly during the six-month period, resulting in a use of funds in operating activities between $(2.4) million and $(2.8) million. We expect to generate positive cash flow from operations during the second half of 2021 as contract assets and inventory are reduced with product deliveries.

“As expected, estimated funded backlog as of June 30, 2021 is approximately 24% lower than it was as of June 30, 2020 since we received more than $60 million in new firm orders during the first quarter of 2020, including $52.1 million in firm orders from Northrop Grumman for the E-2D program to support deliveries over several years. Our pipeline of opportunities for military applications in key strategic sectors including electronic warfare, hypersonics and unmanned systems, including some where we are currently the incumbent sole source supplier is robust and supports our belief that we are on track to end the year with approximately $500 million in total backlog, up 10% from the year of 2020."

“We are refining our previously stated expectation for growth on the top and bottom line for 2021 compared to 2020. We now expect 2021 revenue greater than $100 million compared to $87.6 million in 2020 and net income of greater than $4 million, not including the $4.8 million of other income related to the July 1, 2021 forgiveness of our Paycheck Protection Program (PPP) loan, as compared to the net loss of $3.7 million in 2020,” concluded Mr. McCrosson.

The preparation of our unaudited financial statements for the quarters ended March 31, 2021 and June 30, 2021 are not yet complete. Accordingly, the above financial and other information with respect to such periods is to be considered estimates. As a result, the above information may differ from the actual results that will be reflected in our unaudited financial statements for such quarters when our unaudited financial statements are completed.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index. CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com and follow us on Twitter @CPIAERO.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “believe,” “anticipate,” “estimate,” “expect,” “may,” and “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, those statements regarding the Company’s estimated financial results for the six month period ended June 30, 2021, the Company’s plans to file its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021.

These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things, the Company’s completion of its financial statements for the periods ending March 31, 2021 and June 30, 2021, any delay in the filing of periodic reports, adverse effects on the Company’s business related to the disclosures made in this press release or the reactions of customers or suppliers, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2020. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com